Exhibit 10.1
AGREEMENT BY AND BETWEEN
Integra Bank, National Association
Evansville, Indiana
and
The Comptroller of the Currency
Integra Bank, National Association, Evansville, IN (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination dated February 19, 2009 (“ROE”).
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
St. Louis Field Office
2350 Market Street, Suite 100
St. Louis, MO 63103
ARTICLE II
LOAN WORKOUT DEPARTMENT
(1) Within forty-five (45) days, the Board shall develop a staffing plan for the loan workout department that is consistent with the objectives of the Bank’s Managed Asset function. At a minimum, the plan will consist of the following:
(a)	identification of the skills and expertise needed to develop, implement, and monitor problem loan workout plans;
(b)	identification of the skills, training, and expertise of the Bank’s current staff; and
(c)	comparison of the current staff’s skills and expertise identified in (1)(b) of this Article to the skills and expertise identified in (1)(a) of this Article as necessary to effectively identify, mitigate and manage credit risk while minimizing credit losses.
(2) Within thirty (30) days of the development of the staffing plan, the Board will implement the plan and direct any changes necessary to provide the Bank with a staff that possesses the skills, training, and expertise identified in (1)(a) of this Article. Thereafter the Board will ensure that the Bank adheres to the staffing plan.

(3) Upon completion of the actions required by (1) and (2), the Board will provide a copy of its staffing plan to the Assistant Deputy Comptroller.
(4) Within sixty (60) days, the Evansville Managed Asset Group and the Chicago Managed Asset Group shall take all steps necessary to improve the operation of the Bank’s workout function including, but not limited to:
(a)	the establishment of policies and procedures to distinguish assets that shall be managed by the Loan Workout Department from assets that shall be managed by the originating unit;
(b)	the establishment of policies and procedures to require assets that remain with the originating unit are managed according to the standards of the Loan Workout Department;
(c)	the development and implementation of management information systems to track workloads and staffing requirements within the Loan Workout Department; and
(d)	the development and implementation of management information systems to measure the status and progress of workout activities.
(5) The Board shall ensure that the Loan Workout Department has processes, personnel, training, control systems, and funding support necessary to maintain its sound operation.
(6) Upon completion of the actions required by (4), the Board will provide a copy of any policies and procedures to the Assistant Deputy Comptroller.

ARTICLE III
CRITICIZED ASSETS
(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2) Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as “doubtful,” “substandard,” or “special mention” that equals or exceeds seven hundred and fifty thousand dollars ($750,000). This program shall be documented using the format of the Bank’s Quarterly Asset Report form, and include, at a minimum:
(a)	an identification of the expected sources of repayment;
(b)	the current value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations and a robust, global guarantor analysis where repayment is guarantor dependent; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3) A copy of this written program shall be maintained in the file of the affected borrower.

(4) The Board shall ensure that the Bank has processes, personnel, training, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(5) The Board, or a designated committee of the Board, shall conduct a review, on at least a monthly basis, to determine:
(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds three million dollars ($3,000,000);
(b)	management’s adherence to the workout plan adopted pursuant to this Article;
(c)	the status and effectiveness of the workout plan; and
(d)	the need to revise the workout plan or take alternative action.
(6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis along with all Quarterly Asset Reports developed for paragraph (2).
ARTICLE IV
GUARANTOR ANALYSES
(1) Bank management must immediately implement robust guarantor analyses at origination, renewal, extension, restructuring, annual review, and for credits with a Bank’s internal risk rating downgrade to “7” (Pass/Watch) or worse including downgrades within risk ratings of problem loans for commercial and industrial and commercial real estate loans when guarantors provide the primary or secondary source of repayment.
(2) These analyses shall assess the value, sufficiency and liquidity of a guarantor’s net assets and the magnitude of ongoing cash flow considering both actual and contingent liabilities. The analysis of the guarantor’s global cash flow shall consider inflows as well as both required and discretionary cash outflows from all activities. This analysis may involve integrating multiple partnership and corporate tax returns, business financial statements, K-1 forms, and individual tax filings.

(3) Bank management shall document guarantor analysis according to the February 28, 2009 Integra Bank Credit Bulletin #10, Detailed Guarantor Analysis and retain the analysis in the file of the affected borrower.
(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
ARTICLE V
MANAGEMENT INFORMATION SYSTEMS FOR LOANS
(1) Within thirty (30) days, the Board shall ensure Bank adherence to written procedures that provide for:
(a)	a system that will allow split classifications for portions of the same note; and
(b)	credit risk management information systems (“MIS”) that accurately reflect loans with split classifications.
(2) As a part of the Board’s ongoing responsibility to ensure that the Bank has an effective MIS, the Board shall designate a senior officer to coordinate the execution of these procedures.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the procedures developed pursuant to this Article.
(4) The Board shall submit to the Assistant Deputy Comptroller documentation demonstrating compliance with procedures required pursuant to this Article.
ARTICLE VI
TIMELY IDENTIFICATION OF PROBLEM CREDITS
BY RELATIONSHIP MANAGERS
(1) Within thirty (30) days, the Board shall ensure that policies and procedures are in place to:
(a)	identify and correct the root cause of untimely loan downgrades by the relationship managers, whether those downgrades are identified by Loan Review, a Senior Credit Officer, the Chief Credit Officer, or the examiners;
(b)	capture loan downgrades and analyze their root causes every thirty (30) days. This requirement does not apply to differences due to the timing of information received, unless the change in the loan rating is based on information requested by Loan Review personnel as part of their file work; and
(c)	take corrective action to address the root causes identified in (1)(b) of this Article within the following sixty (60) days.

(2) Upon implementation, the Board will provide a copy of any policies and procedures to the Assistant Deputy Comptroller.
(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies and procedures developed pursuant to this Article.
ARTICLE VII
LIQUIDITY RISK MANAGEMENT PROGRAM
(1) Within sixty (60) days, the Board shall revise and maintain a comprehensive liquidity risk management plan which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a plan must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:
(i)	reducing balance sheet leverage;
(ii)	better diversification of funding sources, reducing the Bank’s high reliance upon wholesale fund providers;
(iii)	reducing rollover risk;
(iv)	increasing and maintaining adequate short-term asset liquidity; and
(v)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales.

(2) The Board shall submit a copy of the comprehensive liquidity risk management plan to the Assistant Deputy Comptroller.
(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
ARTICLE VIII
PROGRESS REPORTING — QUARTERLY
(1) The Board shall submit quarterly progress reports to the Assistant Deputy Comptroller, St. Louis Field Office, 2350 Market Street, Suite 100, St. Louis, MO 63103. These reports shall set forth in detail:
(a)	actions taken since the prior progress report to comply with each Article of the Agreement;
(b)	results of those actions; and
(c)	a description of the actions needed to achieve full compliance with each Article of this Agreement.
(2) The progress reports shall also include any actions initiated by the Board and the Bank pursuant to the criticisms and comments in the ROE or in any future Report of Examination.
(3) The first progress report shall be submitted for the period ending June 30, 2009, and will be due within forty-five (45) days of that date. Thereafter, progress reports will be due within forty-five (45) days after the quarter-end.

ARTICLE IX
CLOSING
(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform, certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.
(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Lesslie A. Swip	May 20, 2009

Lesslie A. Swip	Date
Assistant Deputy Comptroller
St. Louis Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Michael J. Alley	May 20, 2009

Michael J. Alley	Date

/s/ Sandra Clark Berry	May 20, 2009

Sandra Clark Berry	Date

/s/ Robert Goocher	May 20, 2009

Robert Goocher	Date

/s/ H. Ray Hoops	May 20, 2009

H. Ray Hoops	Date

/s/ Thomas W. Miller	May 20, 2009

Thomas W. Miller	Date

Arthur D. Pringle III	Date

Bradley M. Stevens	Date

/s/ Richard M. Stivers	May 20, 2009

Richard M. Stivers	Date

/s/ Daniel T. Wolfe	May 20, 2009

Daniel T. Wolfe	Date